EXHIBIT 10.19

[Regions Logo]

2009 LTI CASH AWARD AGREEMENT

GRANTED UNDER THE

REGIONS FINANCIAL CORPORATION 2006 LONG-TERM INCENTIVE PLAN

Effective April 1, 2009

ARTICLE I

AWARDS

This Award Agreement and the attached grant notice (which is incorporated herein by reference) sets forth the terms and conditions of your 2009 LTI Cash Award (the “Award”). The Award is granted under the Regions Financial Company 2006 Long-Term Incentive Plan (the “LTIP”) and is subject to the terms thereof. In the event of a conflict between the LTIP and this Award Agreement, this [Award Agreement] shall govern.

ARTICLE II

DEFINITIONS

Section 2.1 Definitions. Terms that are defined in the LTIP shall have the same meaning herein unless a different definition is provided herein or a different meaning is plainly implied by context. The following words and phrases have the respective meanings indicated below unless a different meaning is plainly implied by the context:

“Account” means the book-keeping entry account maintained by the Company that reflects the value of your Award from time to time (including any notional gains and losses).

“Award” shall mean the 2009 LTI Cash Award described herein.

“Change in Control” shall have the same meaning as under the LTIP, except that, to the extent this Award is determined to be “deferred compensation” within the meaning of Section 409A of the Code, then the Change in Control provisions of this Award Agreement shall only be triggered upon an event that qualifies as a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Code Section 409A.

“Disability” shall have the same meaning as under the LTIP, except that, to the extent this Award is determined to be “deferred compensation” within the meaning of Section 409A of the Code, then the Disability provisions of this Award Agreement shall only be triggered if you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company, provided, however, that in no event shall you be considered disabled until you are receiving benefits under a long term disability plan of the Company.

“Grant Date” means April 1, 2009.

“Notional Investment Options” means the investment alternatives in which your Account may be deemed to be invested.

“Vesting Date” has the meaning assigned to such term in Section 3.1.

Section 2.2 Rules of Construction. Unless the context otherwise requires (i) a term shall have the meaning assigned to it in Section 2.1 or the LTIP, to the extent not defined herein; (ii) all references to “Section” and “Article” shall be to sections and articles of this Award Agreement; and (iii) words in the singular shall include the plural, and vice-versa.

ARTICLE III

VESTING & PAYMENT

Section 3.1 Vesting of Awards. You shall become vested as to 100% of your Award on the earliest to occur of the following (the “Vesting Date”), provided that you have continued in the employment of the Company through such Vesting Date: (i) March 31, 2012, (ii) your termination of of employment without cause within 24 months of the occurrence of a Change in Control, (iii) your death or (iv) your Disability. If your employment with the Company terminates prior to the Vesting Date for any reason, you shall forfeit your Award and any notional earnings or interest credited to your Account. Notwithstanding the foregoing, the Committee may in its sole discretion at any time (including upon your retirement) determine that all or a portion of the Award shall be vested, in whole or in part. In the event that the Committee exercises its discretion in accordance with the preceding sentence, the date of such determination shall be the “Vesting Date.” The Committee may discriminate among Participants and among awards granted to a Participant in exercising its discretion pursuant to this Section 3.1.

Section 3.2 Payment Date and Form. Your Award shall be paid in cash within 60 days following the Vesting Date. The payment shall be equal to the amount credited to your Account as of the Vesting Date.

Section 3.3 Notwithstanding anything in this Award Agreement, the LTIP or the grant notice to the contrary, in no event shall this Award vest or be settled, paid or accrued, if any such vesting, settlement, payment or accrual would be in violation of applicable law.

ARTICLE IV

INVESTMENT ELECTIONS

Section 4.1 Notional Investment Elections. You may specify the Notional Investment Option(s) in which your Account shall be deemed invested with respect to the Award. The Notional Investment Options from which you may make such designation shall be selected by the Benefits Management Committee, provided however that stock in the Company shall not be one of the Notional Investment Options. You may make or change the designation made under this Section 4.1 in accordance with procedures established by the Benefits Management Committee (which may be, but are not required to be, the same as the Company’s Supplemental 401(k) Plan). If you do not direct the deemed investment of 100% of your Account, you shall be deemed to have elected a default Notional Investment Option designated by the Benefits Management Committee. The Benefits Management

Committee may adopt such further rules applicable to your designation or change of designation of Notional Investment Options as it deems necessary or advisable.

Section 4.2 Valuation of Account. As of the last day of each calendar year (and on such additional day or days as the Benefits Management Committee may direct), your Account shall be notionally credited with earnings and gains (and shall be debited for notional expenses and losses) determined as if the amounts credited to your Account had actually been invested as directed by you in accordance with this Article IV. This Award Agreement provides only for notional investments, and therefore, such earnings, gains, expenses and losses are hypothetical and not actual. However, they shall be applied to measure the value of your Account.

Section 4.3 Benefits Management Committee Discretion. The Benefits Management Committee shall have the sole discretion to determine the Notional Investment Options available under the Plan and may change, limit or eliminate a Notional Investment Option from time to time. If any Notional Investment Option ceases to be available, the Benefits Management Committee shall have the authority to credit to any or all other then-available Notional Investment Options all amounts previously allocated to the terminated Notional Investment Option (along with deemed earnings, gains and losses relating thereto).

ARTICLE V

ADMINISTRATION

Section 5.1 Authority and Duties of Committee. Except as otherwise delegated herein, the Committee shall have the rights and responsibilities provided for in the LTIP.

Section 5.2 Plan Expenses. All expenses of administering your Award shall be borne by the Company.

ARTICLE VI

AMENDMENT

Section 6.1 Amendment. Subject to the provisions of Section 3.3 above, the Committee may at any time amend your Award or the grant notice, in whole or in part; provided, however, that no amendment may act to reduce the amount notionally credited to your Account, at the time of such amendment, without your prior consent; and provided further that mere changes in Notional Investment Options (or the manner of calculating investment returns thereon) or in administrative provisions or time of payment shall not be considered reductions in value.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Funding. Any payment under this Award will be paid by the Company from its general assets. The Company shall not be required to segregate on its books or otherwise establish any funding procedure for any amount to be used for payment of benefits under this Award. The Company may, however, in its sole discretion, set funds aside in investments to meet any anticipated obligations under this Award. Any such action or set-asides shall not be deemed to create a trust of any kind between the Company and you (or any other person entitled to benefits under the Award in the event of your death) or to constitute the funding of any such benefits. Consequently, any person entitled to a payment under the Award will have no rights greater than the rights of any other unsecured general creditor of the Company.

Section 7.2 Benefits Not Assignable. Your Account and any right or interest in any Award granted hereunder shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind or nature, or claim for alimony or support pursuant to a divorce decree or other court order, and any attempt to accomplish the foregoing shall be null and void.

Section 7.3 Severability. If any provision of the Award shall be found by final judgment of a court or administrative tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such illegal, invalid or unenforceable provision shall not affect any other provision of the Award and the other provisions shall remain in full force and effect.

Section 7.4 Tax Withholding. All cash settlements payable hereunder shall be subject to all applicable federal, state and local tax (including employment tax) withholding, as applicable. It is intended that on the Vesting Date of the Award, you shall recognize earnings for purposes of FICA equal to the value of your Account on such date. The Company shall make a reasonable attempt to withhold or collect from you the employee’s portion of the FICA tax when it is payable. However, in the event (for any reason) the Company does not withhold or collect such amount, the Company may withhold it from the actual payment of the Award. All applicable federal, state and local tax shall be withheld on the payment date in the amount determined by the Company to be required. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Awards is not warranted or guaranteed. The Company, to the extent permitted by law, shall have the right to deduct any such taxes from payment due under the Awards or from any payment of any kind otherwise due to you.

Section 7.5 Headings. The headings of the several Articles and Sections of this Award Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms of the provisions hereof.

Section 7.6 Special Provisions Related to Section 409A of the Code. It is intended that the payments and benefits provided under any Award shall be exempt from the application of Section 409A of the Code by reason of the short term deferral rule. The Plan shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under any Award is not warranted or guaranteed. Neither the Company nor its respective directors, officers, employees or advisers (other than you) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you as a result of this Award.

The foregoing is the summary of your 2009 LTI Cash Award Agreement. I congratulate you on your Award. Thank you for your service to Regions!

REGIONS FINANCIAL CORPORATION

By:
C. Dowd Ritter
President, Chairman and Chief Executive Officer

[Award Notice]

[Regions Logo]

[Date]

[Name and address]

RE: 2009 LTI Cash Award Agreement

You are hereby informed that Regions Financial Corporation (the “Company”) has granted you a 2009 LTI Cash Award of $             (the “Cash Award”) pursuant to and subject to the provisions of the Regions Financial Corporation 2006 Long-Term Incentive Plan (the “Plan”) and to the terms and conditions set forth in the 2009 LTI Cash Award Agreement enclosed herein (the “Agreement”). Your Cash Award entitles you to a potential cash payment (the value of which is indexed to investments you select, as described in the Agreement) provided that you remain continuously employed with the Company until the Vesting Date. Payment of the Cash Award will be made within 60 days after the Vesting Date.

The Vesting Date is             . 20     or, if earlier, termination without cause within 24 months of a change in control of the Company, or your death or disability.

Although the Cash Award is unfunded, you select the notional investments to which your Cash Award is indexed, from the investment alternatives offered by the Company. Enclosed is information regarding the investment choices.

By accepting this Cash Award, you shall be deemed to have agreed to the terms and conditions of the Agreement.

Taxes: It is intended that Awards shall be subject to FICA tax on the Vesting Date and subject to income tax on the payment date (even though those dates may be in different tax years). FICA taxes will be withheld from your pay at the time payment is due, if possible and appropriate at the time, and if FICA taxes are not withheld at the time payment is due, such taxes shall be withheld at the time of payment of the Award. Regardless of the intent, taxation of the Awards will be governed by the applicable tax laws and the Company does not guarantee any particular tax treatment or result.

By your signature below, you and Regions agree that this Cash Award is granted under and governed by the terms and conditions of the Regions Financial Corporation 2006 Long Term Incentive Plan (available on the Wealthviews web site at https://www.wealthviews.com/RF) and the Agreement, which is enclosed and made a part of this document.

Name:	Date:

Please sign one copy of this document and return to Executive Compensation, Regions Center -16 in the enclosed pre-addressed interoffice envelope.